UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

April 1, 2016

CELATOR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center, Suite 180 Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On April 1, 2016, we entered into amendments to the employment agreements we have with three of our executive officers. These amendments were based upon the recommendation of the compensation consultant retained by the Compensation Committee of our Board of Directors. We provide a brief description of each amendment, as follows:

Scott T. Jackson, Chief Executive Officer

The Amended and Restated Employment Agreement dated as of August 26, 2013 between us and Mr. Jackson was amended to provide for revised payments and benefits upon termination of employment following a change in control. In the event Mr. Jackson’s employment under his employment agreement is terminated by us without cause, or Mr. Jackson resigns his employment for good reason, in each case within twelve months following a change in control, Mr. Jackson will be entitled to receive, in addition to the portion of his base salary that has been earned through the last day of his employment and is then payable, but that has not yet been paid, the following: (a) a severance payment equal to 1.5 times his then-effective annual base salary, payable in a single lump sum; (b) an amount equal to his earned bonus for the year in which his termination occurs, plus any amount of his bonus for the prior year that has been earned but that has not yet been paid, payable in a single lump sum; (c) an amount equal to 1.5 times the total amount of his annual bonus for the year in which his termination occurs, payable in a single lump sum; (d) reimbursement of medical and dental insurance premiums for Mr. Jackson and his eligible dependents at the same level in effect on the date of termination for a period of 18 months; (e) reimbursement in an amount not to exceed $20,000 for customized executive outplacement services; and (f) certain accrued vacation pay as described in the amendment.

Lawrence Mayer, President and Chief Scientific Officer

The Amended and Restated Executive Employment Agreement dated as of December 19, 2002 between our Canadian subsidiary and Dr. Mayer was amended to provide for revised payments and benefits upon termination of employment following a change in control. In the event Dr. Mayer’s employment under his employment agreement is terminated by the Company without cause, or Dr. Mayer resigns his employment for good reason, in each case within twelve months following a change in control, Dr. Mayer will be entitled to receive, in addition to the portion of his base salary that has been earned through the last day of his employment and is then payable, but that has not yet been paid, the following: (a) an amount equal to his then-effective annual base salary, payable in a single lump sum; (b) an amount equal to his earned bonus for the year in which his termination occurs, plus any amount of his bonus for the prior year that has been earned but that has not yet been paid, payable in a single lump sum; (c) an amount equal to his annual bonus for the year in which his termination occurs, payable in a single lump sum; (d) reimbursement of medical and dental insurance premiums for Dr. Mayer and his eligible dependents at the same level in effect on the date of termination for a period of twelve months; and (e) certain accrued vacation pay as described in the amendment.

Fred M. Powell, Vice President and Chief Financial Officer

The Letter and Restrictive Covenants Agreement dated as of December 7, 2012, as amended, between us and Mr. Powell was amended to add change-of-control severance provisions. In the event Mr. Powell’s employment under his employment agreement is terminated by the Company without cause, or Mr. Powell resigns his employment for good reason, in each case within twelve months following a change in control, Mr. Powell will be entitled to receive, in addition to the portion of his base salary that has been earned through the last day of his employment and is then payable, but that has not yet been paid, the following: (a) a severance payment equal to his then-effective annual base salary, payable in a single lump sum; (b) an amount equal to his earned bonus for the year in which his termination occurs, plus any amount of his bonus for the prior year that has been earned but that has not yet been paid, payable in a single lump sum; and (c) reimbursement of medical and dental insurance premiums for Mr. Powell and his eligible dependents at the same level in effect on the date of termination for a period of twelve months.

Copies of these amendments to the employment agreements are attached as exhibits to this Form 8-K report and are incorporated by reference as if fully set forth in this Form 8-K report. The foregoing description of the amendments are summaries only and are qualified in their entirety by reference to such exhibits.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Amendment to Employment Agreement dated as of April 1, 2016 between Celator Pharmaceuticals, Inc. and Scott T. Jackson.

10.2	Amendment to Employment Agreement dated as of April 1, 2016 between Celator Pharmaceuticals Corp. and Dr. Lawrence Mayer.

10.3	Amendment to Letter and Restrictive Covenants Agreement dated as of April 1, 2016 between Celator Pharmaceuticals, Inc. and Fred M. Powell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: April 5, 2016

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